news release

EXHIBIT 99.1
FOR RELEASE AT 3:00 AM PT
JULY 30, 2021

Chevron Announces Second Quarter 2021 Results
•Earnings of $3.1 billion; adjusted earnings of $3.3 billion
•Cash flow from operations of $7.0 billion; free cash flow of $5.2 billion
•Resuming share repurchases, targeted at $2-3 billion per year
San Ramon, Calif., July 30, 2021 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.1 billion ($1.60 per share - diluted) for second quarter 2021, compared with a loss of $8.3 billion ($(4.44) per share - diluted) in second quarter 2020. Included in the current quarter were remediation charges associated with previously sold assets of $120 million and pension settlement costs of $115 million. Foreign currency effects increased earnings by $43 million. Adjusted earnings of $3.3 billion ($1.71 per share - diluted) in second quarter 2021 compares to an adjusted loss of $2.9 billion ($(1.56) per share - diluted) in second quarter 2020. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in second quarter 2021 were $36 billion, compared to $16 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Earnings by business segment
Upstream	$3,178	$(6,089)	$5,528	$(3,169)
Downstream	839	(1,010)	844	93
All Other	(935)	(1,171)	(1,913)	(1,595)
Total (1)(2)	$3,082	$(8,270)	$4,459	$(4,671)
(1) Includes foreign currency effects	$43	$(437)	$41	$77
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Second quarter earnings were strong, reflecting improved market conditions, combined with transformation benefits and merger synergies,” said Mike Wirth, Chevron’s chairman and chief executive officer.
“Our free cash flow was the highest in two years due to solid operational and financial performance and lower capital spending,” Wirth added. “We will resume share repurchases in the third quarter at an expected rate of $2-3 billion per year.”

Chevron continued to exercise capital discipline with year-to-date capital spending down 32 percent from a year ago. The company recently sanctioned the Jansz-lo Compression project in Australia, which is expected to maintain an important source of clean-burning natural gas. GS

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Caltex, a 50 percent owned equity affiliate, also started up an olefins mixed-feed cracker and associated polyethylene unit at its Yeosu, South Korea refinery ahead of schedule and under budget.
In the second quarter, Chevron continued to pursue the development of renewable and lower carbon fuels. The company began to produce renewable diesel at its El Segundo, California refinery by co-processing bio-feedstock. The company also established its first branded compressed natural gas (CNG) station as part of its plan to sell renewable natural gas through more than 30 CNG stations in California by 2025. In addition, the company announced separate agreements to collaborate with Toyota Motor North America, Inc. and Cummins Inc. to advance its goal of building a commercially viable, large-scale hydrogen business.
UPSTREAM
Worldwide net oil-equivalent production was 3.13 million barrels per day in second quarter 2021, an increase of 5 percent from a year ago.

U.S. Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Earnings	$1,446	$(2,066)	$2,387	$(1,825)
U.S. upstream operations earned $1.4 billion in second quarter 2021, compared with a loss of $2.1 billion a year earlier. The improvement was primarily due to higher crude oil realizations and the absence of second quarter 2020 charges for special items including impairments, write-offs and severance accruals. Higher crude oil production also contributed to the improvement between periods.
The company’s average sales price per barrel of crude oil and natural gas liquids was $54 in second quarter 2021, up from $19 a year earlier. The average sales price of natural gas was $2.16 per thousand cubic feet in second quarter 2021, up from $0.81 in last year’s second quarter.
Net oil-equivalent production of 1.14 million barrels per day in second quarter 2021 was up 145,000 barrels per day from a year earlier. The increase was due to an additional 227,000 barrels per day of production following the Noble Energy acquisition and lower production curtailments, partially offset by a 68,000 barrels per day decrease related to the Appalachian asset sale and lower production due to normal field declines. The net liquids component of oil-equivalent production in second quarter 2021 increased 15 percent to 857,000 barrels per day, and net natural gas production also increased 15 percent to 1.68 billion cubic feet per day, compared to last year’s second quarter.

International Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Earnings*	$1,732	$(4,023)	$3,141	$(1,344)
*Includes foreign currency effects	$78	$(262)	$26	$206
International upstream operations earned $1.7 billion in second quarter 2021, compared with a loss of $4.0 billion a year ago. The increase in earnings was primarily due to the absence of second quarter 2020 special item charges and benefits including write-offs and impairments, severance charges, tax items and the gain on the Azerbaijan asset sale as well as higher

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current quarter crude oil realizations. Foreign currency effects had a favorable impact on earnings of $340 million between periods.
The average sales price for crude oil and natural gas liquids in second quarter 2021 was $62 per barrel, up from $21 a year earlier. The average sales price of natural gas was $4.92 per thousand cubic feet in the second quarter, up from $4.48 in last year’s second quarter.
Net oil-equivalent production of 1.99 million barrels per day in second quarter 2021 decreased slightly from second quarter 2020. Higher production of an additional 148,000 barrels per day following the Noble Energy acquisition and lower production curtailments were more than offset by unfavorable entitlement effects and operational impacts. The net liquids component of oil-equivalent production decreased 8 percent to 990,000 barrels per day in second quarter 2021, while net natural gas production of 5.99 billion cubic feet per day increased 8 percent, compared to last year's second quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Earnings	$776	$(988)	$646	$(538)
U.S. downstream operations reported earnings of $776 million in second quarter 2021, compared with a loss of $988 million a year earlier. The increase was mainly due to higher margins on refined product sales, higher earnings from the 50 percent-owned Chevron Phillips Chemical Company, higher sales volumes, and lower operating expenses, including the absence of second quarter 2020 severance accruals.
Refinery crude oil input in second quarter 2021 increased 65 percent to 956,000 barrels per day from the year-ago period, as the company increased refinery runs in response to higher demand and the improved refining margin environment.
Refined product sales of 1.16 million barrels per day were up 40 percent from the year-ago period, mainly due to higher gasoline and jet fuel demand as travel restrictions associated with the COVID-19 pandemic eased.

International Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Earnings*	$63	$(22)	$198	$631
*Includes foreign currency effects	$1	$(23)	$60	$37
International downstream operations reported earnings of $63 million in second quarter 2021, compared with a loss of $22 million a year earlier. The increase in earnings was largely due to the absence of second quarter 2020 severance accruals. Foreign currency effects had a favorable impact on earnings of $24 million between periods.
Refinery crude oil input of 580,000 barrels per day in second quarter 2021 decreased 2 percent from the year-ago period.
Refined product sales of 1.28 million barrels per day in second quarter 2021 increased 16 percent from the year-ago period, mainly due to higher gasoline, jet fuel and diesel demand.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2021	2020	2021	2020
Net Charges*	$(935)	$(1,171)	$(1,913)	$(1,595)
*Includes foreign currency effects	$(36)	$(152)	$(45)	$(166)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2021 were $935 million, compared to $1.2 billion a year earlier. The decrease in net charges between periods was mainly due to the absence of second quarter 2020 severance accruals, partially offset by higher tax items and pension settlement costs. Foreign currency effects decreased net charges by $116 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2021 was $11.2 billion, compared with $4.8 billion in 2020. Excluding working capital effects, cash flow from operations in the first six months of 2021 was $12.2 billion, compared with $5.2 billion in 2020.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2021 were $5.3 billion, compared with $7.7 billion in 2020. The amounts included $1.5 billion in 2021 and $2.3 billion in 2020 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 84 percent of the company-wide total in 2021.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. To advance a lower-carbon future, we are focused on cost efficiently lowering our carbon intensity, increasing renewables and offsets in support of our business, and investing in low-carbon technologies that enable commercial solutions.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of second quarter 2021 earnings with security analysts will take place on Friday, July 30, 2021, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:15 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook:

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www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, Noble Energy acquisition costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. During the first quarter of 2021, the Company updated its calculation of adjusted earnings to exclude pension settlement costs. The Company recognizes settlement gains or losses when the cost of all settlements for a plan during a year is greater than the sum of its service and interest costs during the year. By adjusting earnings to exclude pension settlement costs, the Company believes it removes non-operational costs that would otherwise obscure its underlying operating results. Adjusted earnings/(loss) for 2020 were recast to conform with the current presentation. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes free cash flow and free cash flow excluding working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures, and represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of free cash flow and free cash flow excluding working capital are shown in Attachment 3.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net

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production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's ability to achieve the anticipated benefits from the acquisition of Noble Energy, Inc.; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 23 of the company's 2020 Annual Report on Form 10-K and in other subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2021	2020	2021	2020

Sales and other operating revenues	$36,117	$15,926	$67,193	$45,631
Income (loss) from equity affiliates	1,442	(2,515)	2,353	(1,550)
Other income (loss)	38	83	80	914
Total Revenues and Other Income	37,597	13,494	69,626	44,995
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	20,629	8,144	38,197	23,653
Operating expenses *	6,160	7,198	12,454	13,270
Exploration expenses	113	895	199	1,053
Depreciation, depletion and amortization	4,522	6,717	8,808	11,005
Taxes other than on income	1,566	965	2,986	2,132
Interest and debt expense	185	172	383	334
Total Costs and Other Deductions	33,175	24,091	63,027	51,447
Income (Loss) Before Income Tax Expense	4,422	(10,597)	6,599	(6,452)
Income tax expense (benefit)	1,328	(2,320)	2,107	(1,756)
Net Income (Loss)	3,094	(8,277)	4,492	(4,696)
Less: Net income (loss) attributable to noncontrolling interests	12	(7)	33	(25)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$3,082	$(8,270)	$4,459	$(4,671)

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.61	$(4.44)	$2.33	$(2.51)
- Diluted	$1.60	$(4.44)	$2.32	$(2.51)

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,917,536	1,853,313	1,915,243	1,857,793
- Diluted	1,921,958	1,853,313	1,918,940	1,857,793

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Upstream
United States	$1,446	$(2,066)	$2,387	$(1,825)
International	1,732	(4,023)	3,141	(1,344)
Total Upstream	3,178	(6,089)	5,528	(3,169)
Downstream
United States	776	(988)	646	(538)
International	63	(22)	198	631
Total Downstream	839	(1,010)	844	93
All Other (1)	(935)	(1,171)	(1,913)	(1,595)
Total (2)	$3,082	$(8,270)	$4,459	$(4,671)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	June 30, 2021	Dec 31, 2020
Cash and Cash Equivalents	$7,527	$5,596
Marketable Securities	$34	$31
Total Assets	$242,806	$239,790
Total Debt	$43,018	$44,315
Total Chevron Corporation Stockholders' Equity	$133,182	$131,688

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2021	2020	2021	2020
United States
Upstream	$1,074	$1,011	$2,123	$3,028
Downstream	264	178	506	454
Other	31	45	83	139
Total United States	1,369	1,234	2,712	3,621

International
Upstream	1,237	1,496	2,296	3,380
Downstream	174	573	272	721
Other	6	3	10	8
Total International	1,417	2,072	2,578	4,109
Worldwide	$2,786	$3,306	$5,290	$7,730
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$80	$56	$166	$175
International	769	1,019	1,361	2,083
Total	$849	$1,075	$1,527	$2,258

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended June 30
		Six Months Ended June 30
OPERATING ACTIVITIES	2021	2021	2020
Net Income (Loss)	$3.1	$4.5	$(4.7)
Adjustments
Depreciation, depletion and amortization	4.5	8.8	11.0
Distributions more (less) than income from equity affiliates	(0.9)	(1.4)	2.3
Loss (gain) on asset retirements and sales	—	(0.1)	(0.6)
Net foreign currency effects	—	0.2	—
Deferred income tax provision	0.1	(0.2)	(2.5)
Net decrease (increase) in operating working capital	(0.1)	(1.0)	(0.4)
Other operating activity	0.3	0.4	(0.2)
Net Cash Provided by Operating Activities	$7.0	$11.2	$4.8

INVESTING ACTIVITIES
Capital expenditures	(1.8)	(3.5)	(5.2)
Proceeds and deposits related to asset sales and returns of investment	0.2	0.4	1.9
Other investing activity(2)	—	—	(1.1)
Net Cash Used for Investing Activities	$(1.6)	$(3.1)	$(4.4)

FINANCING ACTIVITIES
Net change in debt	(2.5)	(1.3)	7.0
Cash dividends — common stock	(2.6)	(5.0)	(4.8)
Net sales (purchases) of treasury shares	0.1	0.4	(1.6)
Distributions to noncontrolling interests	—	—	—
Net Cash Provided by (Used for) Financing Activities	$(4.9)	$(6.0)	$0.6

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.1)	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$0.4	$2.0	$0.9
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$7.0	$11.2	$4.8
Less: Capital expenditures	1.8	3.5	5.2
Free Cash Flow	$5.2	$7.7	$(0.4)
Less: Net decrease (increase) in operating working capital	(0.1)	(1.0)	(0.4)
Free Cash Flow Excluding Working Capital	$5.3	$8.7	$—

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2021	2020	2021	2020
United States	857	747	829	775
International	990	1,077	1,008	1,120
Worldwide	1,847	1,824	1,837	1,895
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,678	1,462	1,660	1,513
International	5,993	5,524	6,060	5,787
Worldwide	7,671	6,986	7,720	7,300
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,136	991	1,106	1,027
International	1,990	1,997	2,018	2,084
Worldwide	3,126	2,988	3,124	3,111
SALES OF NATURAL GAS (MMCF/D):
United States	3,776	3,863	3,843	4,113
International	4,756	5,430	5,092	5,828
Worldwide	8,532	9,293	8,935	9,941
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	215	219	207	227
International	180	104	166	122
Worldwide	395	323	373	349
SALES OF REFINED PRODUCTS (MB/D):
United States	1,159	827	1,105	993
International (5)	1,282	1,104	1,274	1,188
Worldwide	2,441	1,931	2,379	2,181
REFINERY INPUT (MB/D):
United States	956	581	918	773
International	580	589	559	612
Worldwide	1,536	1,170	1,477	1,385

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	54	63	57	60
(3) Includes natural gas consumed in operations (MMCF/D):
United States	45	49	45	48
International	525	572	541	590
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	342	351	341	353

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020 [1]			Six Months Ended June 30, 2021			Six Months Ended June 30, 2020 [1]
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$1,446			$(2,066)			$2,387			$(1,825)
Int'l Upstream			1,732			(4,023)			3,141			(1,344)
U.S. Downstream			776			(988)			646			(538)
Int'l Downstream			63			(22)			198			631
All Other			(935)			(1,171)			(1,913)			(1,595)
Net Income (Loss) Attributable to Chevron			$3,082			$(8,270)			$4,459			$(4,671)

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$—	$—	$—	$(1,575)	$385	$(1,190)	$—	$—	$—	$(1,575)	$385	$(1,190)
Severance accruals	—	—	—	(157)	37	(120)	—	—	—	(157)	37	(120)
Remediation charge	(158)	38	(120)	—	—	—	(158)	38	(120)	—	—	—
Int'l Upstream
Asset sale gains	—	—	—	310	—	310	—	—	—	550	—	550
Impairments & write-offs	—	—	—	(4,106)	516	(3,590)	—	—	—	(4,106)	516	(3,590)
Severance accruals	—	—	—	(374)	84	(290)	—	—	—	(374)	84	(290)
Tax Items	—	—	—	—	380	380	—	—	—	—	820	820
U.S. Downstream
Legal reserves	—	—	—	—	—	—	(140)	30	(110)	—	—	—
Severance accruals	—	—	—	(109)	29	(80)	—	—	—	(109)	29	(80)
Int'l Downstream
Severance accruals	—	—	—	(79)	19	(60)	—	—	—	(79)	19	(60)
All Other
Pension settlement costs	(151)	36	(115)	(60)	14	(46)	(468)	112	(356)	(120)	28	(92)
Severance accruals	—	—	—	(295)	65	(230)	—	—	—	(295)	65	(230)
Total Special Items	$(309)	$74	$(235)	$(6,445)	$1,529	$(4,916)	$(766)	$180	$(586)	$(6,265)	$1,983	$(4,282)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$78			$(262)			$26			$206
Int'l Downstream			1			(23)			60			37
All Other			(36)			(152)			(45)			(166)
Total Foreign Currency Effects			$43			$(437)			$41			$77

ADJUSTED EARNINGS/(LOSS) [2]
U.S. Upstream			$1,566			$(756)			$2,507			$(515)
Int'l Upstream			1,654			(571)			3,115			960
U.S. Downstream			776			(908)			756			(458)
Int'l Downstream			62			61			138			654
All Other			(784)			(743)			(1,512)			(1,107)
Total Adjusted Earnings/(Loss)			$3,274			$(2,917)			$5,004			$(466)

Total Adjusted Earnings/(Loss) per share			$1.71			$(1.56)			$2.61			$(0.25)

[1] Amounts recast to conform with the current presentation of excluding pension settlement costs. For additional information, please refer to the discussion under “Non-GAAP Financial Measures” in this news release.

[2] Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.